Exhibit 99.1
Frontier Communications
3 High Ridge Park
Stamford, CT 06905
(203) 614-5600
www.frontier.com

Frontier Communications Completes $575 million Bank Financing

STAMFORD, Conn., October 17, 2011 -- Frontier Communications Corporation (NYSE: FTR) announced today the successful completion of a $575 million senior unsecured amortizing term loan maturing October 14, 2016.  Proceeds will be used to: 1) repay in full the remaining outstanding principal on three debt facilities (Frontier’s $200 million Rural Telephone Financing Cooperative term loan maturing October 24, 2011, its $143 million CoBank term loan maturing December 31, 2012, and its $130 million CoBank term loan maturing December 31, 2013); and 2) for general corporate purposes.

“We are pleased to continue our strong relationship with CoBank and welcome new lenders to our bank group,” said Donald R. Shassian, Executive Vice President and Chief Financial Officer. “This financing eliminates maturities through 2012 and enables us to retain strong liquidity through our existing, undrawn $750 million revolving credit facility.”

Initial pricing is LIBOR plus 2.875% which will vary depending on the leverage ratio.  The maximum permitted leverage ratio is 4.5 times.

The Lead Arranger of the facility was CoBank ACB, which will also act as Administrative Agent.  Joint Lead Arrangers included Royal Bank of Scotland, Deutsche Bank, RBC Capital Markets, Raymond James Bank and The Bank of Tokyo-Mitsubishi UFJ.

About Frontier Communications

Frontier Communications Corporation (NYSE: FTR) offers voice, High-Speed Internet, satellite video, wireless Internet data access, data security solutions, bundled offerings, specialized bundles for small businesses and home offices, and advanced business communications for medium and large businesses in 27 states and with approximately 14,900 employees based entirely in the USA.  More information is available at www.frontier.com and www.frontier.com/ir.

INVESTOR CONTACTS:		MEDIA CONTACT:
David Whitehouse	Gregory Lundberg	Brigid Smith
SVP & Treasurer	Assistant Treasurer & Investor Relations	AVP Corp. Communications
(203) 614-5708	(203) 614-5044	(203) 614-5042
david.whitehouse@ftr.com	greg.lundberg@ftr.com	brigid.smith@ftr.com

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